Exhibit (a)(4)

SCUDDER MONEY FUNDS

Certificate of Amendment of Declaration of Trust

The undersigned, being at least a majority of the duly elected and qualified Trustees of Scudder Money Funds, a Massachusetts business trust (the “Trust”), acting pursuant to the authority granted to the Board of Trustees in the Amended and Restated Agreement and Declaration of Trust dated January 20, 1998, as amended (the “Declaration of Trust”), do hereby amend Article I Section 1 of the Declaration of Trust, as follows:

The name of the Trust is hereby changed from “Scudder Money Funds” to “DWS Money Funds” effective February 6, 2006.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ John W. Ballantine	/s/ Lewis A. Burnham
John W. Ballantine, Trustee	Lewis A. Burnham, Trustee

/s/ Donald L. Dunaway	/s/ James R. Edgar
Donald L. Dunaway, Trustee	James R. Edgar, Trustee

/s/ Paul K. Freeman	/s/ Robert B. Hoffman
Paul K. Freeman, Trustee	Robert B. Hoffman, Trustee

/s/ William McClayton	/s/ Shirley D. Peterson
William McClayton, Trustee	Shirley D. Peterson, Trustee

______________________________	/s/ Robert H. Wadsworth
William N. Shiebler, Trustee	Robert H. Wadsworth, Trustee

/s/ John G. Weithers

John G. Weithers, Trustee

Dated as of November 16, 2005